Exhibit 10.v
                     FINGERHUT CORPORATION
                   PROFIT SHARING EXCESS PLAN

              As Adopted Effective January 1, 1994

                       Table of Contents

ARTICLE 1  Description of Plan                                  1

           1.1                                          Plan Name   1
           1.2                                       Plan Purpose   1

ARTICLE 2  Definitions, Construction and Interpretation         2

           2.1                                      Administrator   2
           2.2                                              Board   2
           2.3                                               Code   2
           2.4                                            Company   2
           2.5                                        Participant   2
           2.6                                               Plan   2
      2.7  Plan Year                                            2
           2.8                                Profit Sharing Plan   2

ARTICLE 3  Participation                                        3

           3.1                                      Participation   3
           3.2                         Condition of Participation   3

ARTICLE 4  Payments                                             4

           4.1                            Eligibility for Payment   4
           4.2                                  Amount of Payment   4
           4.3                                  Timing of Payment   4

ARTICLE 5  Miscellaneous                                        5

           5.1                                     Administration   5
           5.2                                     Status of Plan   5
           5.3                      Non-assignability of Benefits   5
           5.4                          Amendment and Termination   5
           5.5                       No Employment Rights Created   5
           5.6                            Withholding and Offsets   5
           5.7                                    Other Benefits.   5
           5.8                                           Disputes   6
           5.9                                     Governing Law.   6

                     FINGERHUT CORPORATION
                   PROFIT SHARING EXCESS PLAN


                   ARTICLE 1
                   Description of Plan

      1.1    Plan  Name.   The name of the Plan is the  "Fingerhut
      Corporation Profit Sharing Excess Plan."

      1.2 Plan Purpose. The Plan provides current cash payments to Participants for Plan Years beginning after 1993 and ending before 2001 to compensate them for the reduction in contributions made on their behalf under the Profit Sharing Plan due to the reduction in the limitation on compensation imposed by Code section 401(a)(17) from $235,840 to $150,000 effective for Plan Years beginning after 1993 and based on the $30,000 limitation in effect for the 1993 Plan Year under Code section 415(c)(1)(A).

                               ARTICLE 2
                               Definitions

The definitions set forth in this article apply in construing the Plan unless the context otherwise requires.

      2.1 Administrator. "Administrator" means the Company or any individual or committee appointed by the Board to perform administrative duties pursuant to Section 5.1.

      2.2 Board. "Board" means the Company's Board of Directors or any individual or committee authorized to act on behalf of such Board of Directors.

      2.3 Code. "Code" means the Internal Revenue Code of 1986, as amended from time to time. Any reference to a specific provision of the Code includes a reference to that provision as it may be amended from time to time and to any successor provision.

      2.4 Company. "Company" means Fingerhut Corporation or any successor thereto.

      2.5   Participant.  "Participant" means an individual described in
      Section 3.1.

      2.6 Plan. "Plan" means the Fingerhut Corporation Profit Sharing Excess Plan, as from time to time amended.

      2.7    Plan Year.  "Plan Year" means a calendar year.

      2.8 Profit Sharing Plan. "Profit Sharing Plan" means the Fingerhut Corporation Profit Sharing Plan, as from time to time amended.

                                 ARTICLE 3
                                 Participation


      3.1 Participation. To be eligible to receive payments pursuant to the Plan, an individual must have been

           (a) an officer of the Company on both January 1, 1994 and March 31, 1995, and

           (b) a participant in the Profit Sharing Plan on December 31, 1994.

      3.2 Condition of Participation. Each Participant is bound by all of the terms and conditions of the Plan, including but not limited to the reserved right of the Board to amend or terminate the Plan, and is required to furnish to the Administrator such pertinent information, and must execute such instruments, as the Administrator may require.

                                ARTICLE 4
                                Payments

      4.1 Eligibility for Payment. To be eligible to receive a payment pursuant to the Plan for a Plan Year, a Participant must be eligible to share in the Company's contribution to the Profit Sharing Plan for the Plan Year.

      4.2 Amount of Payment. For each Plan Year beginning after 1993 and ending before 2001 for which the Company makes a contribution to the Profit Sharing Plan and the Company's Chief Executive Officer authorizes payments pursuant to the Plan, the Company will make a cash payment to each eligible Participant in an amount equal to the sum of

      (a) the amount of the contribution that would have been made on the Participant's behalf for the Plan Year under the Profit Sharing Plan if the limitation in effect for the Plan Year under Code section 401(a)(17) were $235,840, minus the amount of the Company contribution actually made on the Participant's behalf under the Profit Sharing Plan for the Plan Year, provided that if for any Plan Year the sum of the amount determined pursuant to this clause (a) plus the amount of the Company contribution actually made on the Participant's behalf under the Profit Sharing Plan would otherwise exceed $30,000, the amount determined pursuant to this clause (a) will be reduced to the extent necessary to prevent such excess, plus

      (b) a corresponding tax "gross up" amount, as determined by the Administrator based on assumptions and calculation methodology determined by the Administrator to be reasonable after consultation with the Company's Tax Department, that reimburses the Participant for his or her state and federal income tax liability, as determined by the Administrator, with respect to the payment received by the Participant pursuant to the Plan for the Plan Year (including the amount received pursuant to this clause (b)).

      4.3 Timing of Payment. The Company's payment for a Plan Year, if any, will be made on a date determined by the Company but in no case more than 30 days following the date on which the Company has made its final contribution to the Profit Sharing Plan for the Plan Year.

                                   ARTICLE 5
                                   Miscellaneous

      5.1 Administration. The Plan may be administered on behalf of the Company by the Board or an individual or committee selected by the Board. The Administrator has the discretionary power and authority to issue, modify and revoke such rules and procedures as the Administrator deems advisable, to construe, interpret, apply and enforce the terms of the Plan and Plan rules and procedures and to remedy ambiguities, inconsistencies, omissions and erroneous Account balances. Whenever the Plan requires the Administrator to make a determination, the determination will be made by the Administrator in his, her or its sole discretion and without regard to whether different determinations have been made in the past with respect to other persons, whether or not similarly situated. The Administrator's interpretations, determinations, rules, procedures and calculations are final and binding on all persons and parties concerned.

      5.2 Status of Plan. Nothing contained in the Plan is to be construed as providing for assets to be held for the benefit of any Participant or any other person or persons to whom benefits are to be paid pursuant to the terms of this Plan, the Participant's or other person's only interest under the Plan being the right to receive the benefits set forth herein. To the extent the Participant or any other person acquires a right to receive benefits under this Plan, such right is no greater than the right to any unsecured general creditor of the Company.

      5.3 Non-assignability of Benefits. The benefits payable under the Plan and the right to receive future benefits under the Plan may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or subjected to any charge.

      5.4 Amendment and Termination. The Company reserves the right to amend or terminate the Plan at any time by way of a written instrument approved or ratified by the Board and executed in the name of the Company by a duly authorized officer. No amendment or termination may adversely affect a payment to which a Participant or Beneficiary became entitled under the Plan prior to the date of such amendment or termination.

      5.5 No Employment Rights Created. Nothing in this Plan gives any Participant a right to continued employment or limits the right of the Company to discharge, transfer, demote, modify terms and conditions of employment or otherwise deal with the Participant without regard to the effect such action might have on him or her under the Plan.

      5.6 Withholding and Offsets. The Company retains the right to withhold from any benefit payment under the Plan, any and all income, employment, excise and other tax as the Company may, in its sole discretion, deem necessary and the Company may offset against amounts payable to a Participant under the Plan any amounts then owing to the Company by such Participant.

      5.7 Other Benefits. Amounts paid pursuant to the Plan do not constitute salary or compensation for the purpose of computing benefits under any other benefit plan, practice, policy or procedure of the Company unless otherwise expressly provided thereunder.

      5.8 Disputes. In the event of a dispute over whether the Participant is entitled to a payment under this Plan, the amount or timing of a payment or any other provision of this Plan, the Participant is responsible for paying any costs he or she incurs, including attorneys' fees and legal expenses, and the Company is responsible for paying any costs it incurs, including attorneys' fees and any legal expenses. Any such dispute may be brought only in a court of competent jurisdiction in Minnesota.

      5.9    Governing  Law.   All  questions  pertaining  to  the
      construction, validity, effect and enforcement of the Plan will be determined in accordance with the internal, substantive laws of the State of Minnesota without regard to the conflict of law rules of the State of Minnesota or of any other jurisdiction.